Exhibit 99.1

10752 Deerwood Park Blvd, Suite 100
Jacksonville, FL 32256
www.mvportfolios.com

FOR IMMEDIATE RELEASE

MV PORTFOLIOS PROVIDES SHAREHOLDER UPDATE

JACKSONVILLE, Florida – MarketWired - November 18, 2014 – Today, MV Portfolios, Inc. (OTCQB: MVPI) (“MVP” or the “Company”), a Jacksonville based intellectual property investment, development and licensing company, is providing shareholders with an update on its business developments and financial results for the fiscal first quarter ending September 30, 2014.

William Meadow, President and Chief Executive Officer of MVP, commented, “Upon going public in February of this year, we set forth a two-pronged strategy.

First, we decided to assert and enforce our street level imaging patent portfolio, around which I had built my former company, Visual Real Estate. Our lawsuit against Google has been filed and we are meeting milestones on a timetable established by the court system and patent board.

Second, we wanted to productize innovative intellectual property (IP) developed by top universities. To that end, we have signed our first two exclusive option agreements with top universities in the U.S. and in the U.K. on inventions that we believe have astonishing commercial potential. Our goal is to take well-vetted cutting-edge intellectual property from academic labs and bring it into mainstream commercial use through investments in product development activities and commercialization agreements. We plan to create multiple startups that will grow into large corporations with global reach - all in the mobile, smart object and location based services industries.”

Operational Highlights to Date:

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Wholly owned subsidiary Visual Real Estate filed a patent infringement lawsuit against Google Inc. in the United States District Court for the Middle District of Florida claiming infringement of three of Visual Real Estate's patents: U.S. which, among other things, identifies Google Street View and Google Earth as infringing.

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The U.S. District Court for the Middle District of Florida in the Google case has established a schedule for a claim construction hearing and other case events and deadlines. Google has petitioned for an inter partes review before the USPTO for the three patents and MVP has responded.

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As part of MVP’s innovation strategy, MVP intends to partner with U.S. and international universities, and certain inventors, in funding development and commercialization of carefully selected and vetted patent portfolios with a focus on large scale distribution.

●	MVP has successfully signed its first exclusive option to invest, develop and market a patent portfolio relating to a perfect focus “rubber lens” with a top Ivy League University.

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MVP has expanded its operations to the United Kingdom, led by its representative in the UK Brian Rivette. He is focused on implementing a key MVP growth strategy: identifying and blending complementary academic innovation from the Americas, Europe and Asia.

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MVP has established a one-year exclusive option with a major UK university to explore a product build out of an incredibly powerful invention. MVP plans to work with several companies to develop and commercialize a MEMS (Micro Electro Mechanical System) based product. The new product would have the potential of providing indoor "GPS like" location information for consumer and industrial products.

Financial Results for the fiscal first quarter ending September 30, 2014:
MVP filed its Form 10-Q for the first quarter ending September 30, 2014 on November 14, 2014. As of November 12, 2014 the Company had 21.2 million shares of common stock issued and outstanding. While the Company incurred a net loss of $11.5 million during the quarter, the net cash used in operating activities for the quarter was $613,898. The following $8.5 million in non-cash charges impacted the net loss:

●	$3.7 million to interest expense in connection with conversion of certain notes into preferred stock.

●	The issuance of 1,400,000 shares to unrelated parties as compensation for services valued at $2.8 million.

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$2.7 million in compensation expenses related to stock options that vested during the quarter.  The total fair value of the stock options was estimated to be $9.3 million of which $6.7 million will be recognized over the remaining vesting period of the options, which runs through March 2017.

The company also incurred expenses related to the ongoing litigation between its wholly owned subsidiary Visual Real Estate and Google.

About MV Portfolios, Inc.:
MV Portfolios, Inc. is designed to assist universities and inventors with their mobile applications and smartphone technology IP. MVP holds a series of patents related to street-level imaging and location-based services. The company has extensive knowledge, resources and experience in creating strategic distribution channels to reap the hidden value of university innovations. For more information please visit www.mvportfolios.com.

Safe Harbor Statement:
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K and most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MV Portfolios, Inc. and are difficult to predict. MV Portfolios, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact Information:
Shea Ralph, Chief Financial Officer
PH: (904) 586-8673
Email: shearalph@mvportfolios.com
Or
Investor Relations:
Valter Pinto, Partner
Capital Markets Group, LLC
PH: (914) 669-0222 or (212) 398-3486
Email: valter@capmarketsgroup.com